Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Annual Report on Form 40-F for the year ended March 31, 2015 of CAE Inc. of our report dated May 26, 2015, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting, which appears in the Exhibit incorporated by reference in this Annual Report.

We also consent to the incorporation by reference in the Registration Statements on Form S-8 (No.

333-97185 and 333-155366) of CAE Inc. of our report dated May 26, 2015 referred to above.

Montreal, Quebec

June 26, 2015

1 CPA auditor, CA, public accountancy permit No.A123498